NATIONAL MARKETING AND DISTRIBUTION AGREEMENT

     This National Marketing and Distribution Agreement (this "Agreement") is made as of February 10, 2004 (the "Effective Date") by and between Maxxon, Inc., a Nevada corporation, with its principal offices at 9202 South Toledo Avenue, Tulsa, OK, 74137 ("Developer"), and Globe Medical Tech, Inc., a Texas corporation, with its principal offices at 1766 W. Sam Houston Pkwy N., Houston, TX 77043 ("Marketer"). The term "Marketer" as used herein shall include both Marketer and Marketer's Affiliates (as hereinafter defined).

                                    RECITALS

     WHEREAS, Developer has developed and incorporated safety syringe technology to needle products;

     WHEREAS, Developer desires to collaborate with Marketer with respect to the marketing and distribution of such needle products throughout all possessions, territories and commonwealths of the Latin and South American countries; and

     WHEREAS, Marketer desires to collaborate with Developer with respect to such needle products.

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and undertakings contained herein, the parties hereto agree as follows:

1.   Definitions

     In addition to the other terms defined elsewhere herein, the following terms shall have the following meanings when used in this Agreement (and any term defined in the singular shall have the same meaning when used in the plural, and vice versa, unless stated otherwise):

     1.1 "Affiliate" shall mean any corporation or other business entity controlled by, controlling of or under common control with a Party (as hereinafter defined). For this purpose, "control" of any corporation or other business entity shall mean direct or indirect beneficial ownership of at least fifty (50%) percent of the voting interests of such corporation or other business entity, or such other relationship that constitutes actual control of such corporation or other business entity.

     1.2 "Business Combination Transaction" shall mean any transaction or series of related transactions involving (a) any merger, consolidation, share exchange, reorganization, recapitalization, business combination or similar transaction unless, immediately following the consummation of such transaction or series of related transactions, the common shareholders of Developer immediately prior thereto will continue to be holders of at least a majority of the common equity securities of the



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ultimate parent entity surviving such transaction or series of related transactions or (b) any sale or other transfer (other than to a directly or indirectly wholly-owned subsidiary of Developer) of all or a substantial amount of the assets of Developer or its subsidiaries, taken as a whole.

     1.3 "Calendar Quarter" shall mean a period of three (3) consecutive calendar months commencing on January 1, April 1, July 1 or October 1 of any Calendar Year (as hereinafter defined).

     1.4 "Calendar Year" shall mean, for the first Calendar Year, that time period that commences on the Effective Date and ends on the following December 31, and for all subsequent Calendar Years, the twelve-month period commencing on January 1 and ending on December 31.

     1.5 "Confidential Information" shall mean the existence and terms of this Agreement, any and all technical data, information, materials and other know-how including, but not limited to, trade secrets presently owned by or developed by, or on behalf of either Party and/or its Affiliates during the term of this Agreement, which relate to the Products (as hereinafter defined), their development, manufacture, regulatory filings, promotion, marketing, distribution, sale or use and any and all financial data and information relating to the business of either of the Parties and/or of their Affiliates, which a Party and/or its Affiliates discloses to the other Party and/or its Affiliates in writing and identifies as being confidential, or if disclosed orally, visually or through some other media, is identified as confidential at the time of disclosure and is summarized in writing within thirty (30) days of such disclosure and identified as confidential, except any portion thereof which:

         (a) is known to the receiving Party and/or its Affiliates at the time of the disclosure, as evidenced by its written records;

         (b) is disclosed to the receiving Party and/or its Affiliates by a Third Party having a right to make such disclosure;

         (c) becomes patented, published or otherwise part of the public domain through no fault of the receiving Party and/or its Affiliates;

         (d) is independently developed by or for the receiving Party and/or its Affiliates without use of Confidential Information disclosed hereunder as evidenced by its written records; or

         (e) is required by law to be disclosed.

     1.6 "Current Good Manufacturing Practices" or "cGMPs" shall mean the current Good Manufacturing Practices as described in 21 CFR 211, as amended or updated from time to time.



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


     1.7 "Demonstration Product" shall mean Product provided by Developer to Marketer at no charge for use in demonstrating the features and benefits of the Product to customers.

     1.8 "Distribution Margin" shall mean Net ASP (as hereinafter defined) minus Net Cost (as hereinafter defined).

     1.9 "Distribution Margin Percentage" shall mean the percentage derived from the following calculation: (Net ASP - Transfer Price + Marketer Fee)/ Net ASP. An example of such calculation is provided in Exhibit 1.9.

     1.10 "Distributor" means a natural person, corporation, partnership, trust, joint venture, or other business entity or organization that is not a Wholesaler (as hereinafter defined), and that primarily sells or resells Products to end users.

     1.11 "Distributor Reversal" means, with respect to a Product, the difference between the Distributor's acquisition cost for a Product and the contract price at which the Distributor sold such Product to an end user.

     1.12 "Hospital Market" shall mean (a) all customers in the Territory (as hereinafter defined) providing medical care for a minimum of ten patients; (b) all other customers in the Territory purchasing any Product (or eligible to purchase any Product) under purchasing contracts entered into by customers referenced in Section 1.12 (a); and (c) any group purchasing organization in which customers referenced in Section 1.12 (a) and (b) form a majority of the members.

     1.13 "Marketer Fee" shall mean the payment due to Marketer from Developer per unit of Product sold by Marketer.

     1.14 "Net ASP" shall mean the net average sales price which is determined by dividing the Net Sales (as hereinafter defined) by the number of Saleable Units of each Product attributable to such Net Sales.

     1.15 "Net Cost" shall mean the Transfer Price minus Marketer Fee.

     1.16 "Net Sales" shall mean the gross sales of a particular Product billed to customers by Marketer in the Territory, less: (a) allowances and adjustments separately and actually credited or payable to customers, including credit for damaged, outdated and returned products; (b) trade discounts booked; (c) cash discounts booked; (d) transportation charges (including transportation insurance costs), handling charges, sales taxes, excise taxes and duties and other similar charges invoiced to customers; (e) rebates, management/administrative fees, and
(f) wholesaler/distributor reversals paid or payable, if any. Any discount allowance or rebate or management/administrative fee for the Product which is given to a customer due to the purchase of a product other than the Product or due to the purchase of any service (whether or not relating to the Product),




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shall not be taken into consideration for the calculation of Net Sales.
Distribution of Samples also shall not be taken into consideration for the calculation of Net Sales. As used herein, "management/administrative fee" shall mean a fee paid to a customer or Third Party (as hereinafter defined) with respect to the provision of services to such customer or Third Party.

     1.17 "Patent Rights" shall mean all United States patents and patent applications owned or controlled by, or licensed to Developer with a right to sublicense, during the term of this Agreement, which relate to the Products including, but not limited to, the patents and patent applications listed in
Exhibit 1.17, and all substitutions, extensions, reissues, renewals, divisions, continuations, improvements or continuations-in-part therefore or thereof.

     1.18 "Party" shall mean Globe Medical Tech, Inc. or Maxxon, Inc., and "Parties" shall mean Globe Medical Tech, Inc. and Maxxon, Inc.

     1.19 "Person" shall mean a natural person, a corporation, a partnership, a trust, a joint venture, any governmental authority, and any other entity or organization.

     1.20 "Product" or "Products" shall mean one, several, or all of the products listed on Exhibit 1.20, including any subsequent versions of such Products.

    1.21 "Profit Split Markets" shall be agreed-upon territories whereby the gross margin shall be split on an agreed-upon percentage, dependent upon local competition.

     1.22 "Purchase Forecast" shall mean a written forecast which estimates, in accordance with Section 3.1 of this Agreement, the amount of each Product Marketer shall purchase from Developer.

     1.23 "Purchase Order" shall mean a firm order specifying the amount of each Product to be purchased by and delivered to Marketer.

     1.24 "Saleable Unit" shall mean the smallest amount of each Product that can be purchased and sold by Marketer as specified on Exhibit 1.20.

     1.25 "Sample(s)" shall mean Product provided to a Third Party at no charge for use in evaluating the performance of the Product.

     1.26 "Territory" shall mean all possessions, territories and commonwealths of the United States of America.

     1.27 "Third Party" shall mean any Person that is not a Party or an Affiliate of a Party.

     1.28 "Transfer Price" shall mean the price paid by Marketer for a Product. Transfer prices are listed on Exhibit 1.20.





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     1.29 "Wholesaler" shall mean a natural person, corporation, partnership, trust, joint venture, or other business entity or organization that purchases products from Marketer and primarily sells or resells Products to end users which end users have contracts with the Parties at a price less than the price at which Marketer invoices such Products to such entity, and who customarily processes a reversal based upon the differences between such prices.

     1.30 "Wholesale Acquisition Cost" or "WAC" means, with respect to a Product, the price at which Marketer invoices such Product to a Wholesaler.

     1.31 "Wholesaler Network" is the aggregate of the Wholesalers.

     1.32 "Wholesaler Reversal" means, with respect to a Product, the difference between the WAC for a Product and the contract price at which the Wholesaler sold such Product to an end user in the Hospital Market.

2.   Marketing and Distribution

     2.1 Marketer/Distributor Appointment. As of the Effective Date, Developer appoints Marketer, and Marketer accepts appointment, as the non-exclusive marketer and distributor of the Products (as listed on Exhibit 2) to the Hospital Market in the Territory, with the right to commercially distribute the Product to customers in the Hospital Market the Territory, including all activities ancillary thereto (including, without limitation, warehousing, order entry, shipping, billing and collection, promotional, advertising, marketing and sales activities), provided, however, that if any customer in the Hospital Market agrees in writing to a purchasing agreement with Marketer and actually purchases a Product through said purchasing agreement then Marketer shall have the sole and exclusive right to distribute to such customer. Marketer may appoint sub-distributors in the Territory. Marketer's efforts to market and distribute the Products in the Territory shall be at least commensurate with those used to market and distribute its own products of similar nature and comparable market potential and Marketer shall to the extent possible add Products to Marketer's group purchasing contracts. Developer and Marketer shall be the only marketers of the Products in the Hospital Market in the Territory and Developer shall not appoint another marketer in the Hospital Market in the Territory during the term of this Agreement.

     2.2 Marketing Plans and Promotional Materials. Marketer shall draft a marketing plan for the Products on an annual basis, provided, however, that such marketing plan shall not be implemented without the prior written consent of Developer, which consent shall not be unreasonably withheld. Marketer has the right to use Developer's Proprietary Marks (as defined in 8.1) and to create promotional materials for the Products, provided, however, such proprietary and promotional materials shall not be used by Marketer to promote the Products without the prior written consent of Developer, which consent shall not be unreasonably withheld.




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     2.3  Coordination/Transition Efforts.

      (a) General. Designated representatives of Marketer and Developer shall meet once per Calendar Quarter at Developer's facility in Tulsa, Oklahoma, or other designated place, during the term of this Agreement to coordinate sales, marketing, and distribution efforts for the Products.

      (b) Research and Development. Within thirty (30) days of the Effective Date of this Agreement, Developer and Marketer shall form a team composed of not less than two (2) members from each of Developer and Marketer (the "New Product Team"). Within ninety (90) days of the Effective Date, the New Product Team shall have drafted a proposed plan for bringing to market new products using the Maxxon Safety Syringe technology (the "New Product Plan"). The New Product Plan shall be subject to the written approval of both the Developer and Marketer before implementation of such plan.

      (c) Inventory. After the Development and Manufacturing Agreement between the parties, which is adopted and attached hereto as Exhibit "A" is fully funded, the marketer will, within thirty (30) days, provide a complete inventory assessment.

     2.4 Customer List. Within ninety (90) days of the Effective Date, Developer shall meet with Marketer to review Developer's existing leads and contacts for potential customers.

     2.5 Reservation of Rights. Developer reserves the right to appoint other authorized distributors or resellers outside the Hospital Market or Territory without restriction. Marketer shall have no right to directly solicit sales of, promote, advertise, market, buy, or sell Product outside the Territory. Marketer shall use commercially reasonable efforts to ensure that Products sold within the Territory are not used outside the Territory. If Marketer discovers that Products sold by Marketer to a Third Party are being used outside the Territory, then Marketer shall discontinue sales of Products to such Third Party until such time as such Third Party discontinues using Products outside the Territory. When Marketer notifies Developer that Products sold by Developer to a Distributor are being resold inside Marketer's Hospital Market within the Territory, then Developer shall discontinue sales of Products to such Distributor until such time as such Distributor discontinues selling Products inside the Hospital Market within the Territory.

     2.7 Notice of Business Combination Transaction Proposals. Until the expiration or termination of this Agreement pursuant to Section 9 of this Agreement, Developer shall notify Marketer in writing (a "Proposal Receipt Notice") promptly, and in any event no later than five (5) business days after the receipt by Developer of any proposal to enter into any agreements or understandings regarding any Business Combination Transaction. Each Proposal Receipt Notice shall include, to the extent possible, a detailed explanation of the nature of such proposal, including the proposed terms and conditions of any proposed transaction, and the identity of the Person or Persons making such proposal or on whose behalf such proposal is made.





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

3.   Forecasts, Orders, and Deliveries

     3.1 Forecasts. At least thirty (30) days prior to the end of each Calendar Quarter during the term of this Agreement, Marketer shall provide to Developer a rolling twelve (12) month Purchase Forecast which shall specify firm orders of Products to be delivered by Developer to Marketer for the first Calendar Quarter and an estimated forecast for the following three Calendar Quarters.

     3.2 Purchase Orders. Each Purchase Order for Product shall be governed by the terms of this Agreement, and none of the provisions of such Purchase Order shall be applicable except those specifying quantity ordered, delivery dates, special shipping instructions and invoice information. Each Purchase Order shall specify quantities consistent with quantities forecasted on the applicable Purchase Forecast.

     3.3 Minimum and Maximum Orders. Marketer shall have the right to order each Product in amounts which range from ninety percent (90%) to one-hundred ten percent (110%) of the firm order amounts specified in the Purchase Forecast for the applicable Calendar Quarter. If Marketer places Purchase Orders for additional quantities of any Product above one-hundred ten percent (110%) of the quantity forecasted, then Developer shall use commercially reasonable efforts to produce and deliver to Marketer said additional quantities within ninety (90) days of issuance of the Purchase Order. Marketer acknowledges that Developer is not obligated to meet all of Marketer's demands for any Product, provided, however, that in the event that demand for Products exceeds Developer's production capabilities, Developer shall allocate production resources based on forecasted orders specified in Marketer's Purchase Forecast.

     3.4 Delivery and Shipping. Developer shall deliver all Product F.O.B. from the Marketer's facility in Houston, TX to any of the five (5) distribution centers designated by Marketer as set forth in Exhibit 3.4. Title and risk of loss shall pass to Marketer at such time that Product is loaded onto a carrier designated by Marketer. Shipment shall be via such carrier. Marketer shall be responsible for all shipping costs.

     3.5 Return of Defective Shipment. Marketer shall notify Developer in writing of any defect or shortage in the quantity of any shipment of Product no later than ten (10) business days following receipt of the Product. In the event of any such defect or shortage, Developer shall, at Developer's choice, replace the defective Product or make up the shortage if replacement stock is available in the next shipment of Product, but in any case no later than twenty (20) days or, if no such replacement stock is available, as soon as reasonably practical after receiving such notice, at no additional cost to Marketer.

     3.6 Product Returns to Marketer. All Products shipped to Marketer from Developer shall have a Marketer lot number. Marketer will not accept any Product without a Marketer lot number. Marketer shall only be responsible for processing customer returns that have a Marketer lot number and that are returned in accordance with Marketer's Returned Goods Policy, which is attached hereto as
Exhibit 3.6. Promptly after the




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


Effective Date, Marketer shall supply Developer with lot number suffices and lot number blocks.

     3.7 Samples. Developer and Marketer shall meet within thirty (30) days from the Effective Date to develop by mutual agreement a program for Samples whereby Developer shall provide Samples to Marketer at no charge in accordance with a monthly forecast (the "Sample Forecast"). If Marketer requires Samples in excess of the Sample Forecast, then Marketer must pay for each Sample the Transfer Price minus the Marketer Fee. Sample programs and Sample Forecasts shall be updated quarterly to reflect new Products as they are launched.

     3.8 Demonstration Product. Developer and Marketer shall meet within thirty
(30) days from the Effective Date to develop by mutual agreement a program for Demonstration Product, whereby Developer shall provide Demonstration Product to Marketer in order for Marketer's sales representatives to demonstrate the features and benefits of the Products to the end-user customer. Demonstration Product shall be supplied in accordance with a quarterly forecast (the "Demonstration Product Forecast"). If Marketer requires Demonstration Product in excess of the Demonstration Product Forecast, then Marketer must pay for each Demonstration Product the Transfer Price minus the Marketer Fee. Demonstration Product programs and Demonstration Product Forecasts shall be updated quarterly.

4. Quality Assurance.

     4.1 Compliance. Developer shall comply with all applicable local or municipal, state, and federal laws, and regulations concerning the manufacture of the Products. Developer promptly notify Marketer of any impending visit or inspection, or significant inquiry, by a regulatory authority with regards to any Product.

     4.2 Complaint Handling and Customer Service. Any and all product complaints of which Marketer becomes aware relating to the Products during the term of the Agreement shall promptly be forwarded to Developer. Notification shall be given by telephone, with a facsimile confirmation following within (1) business day. Marketer shall be responsible for addressing all product complaints related to Marketer's distribution, order processing, shipping and handling of Products. Developer shall be responsible for addressing all other product complaints.

     4.3 Recalls. In the event Developer shall be required (or shall voluntarily decide) to initiate a recall, withdrawal or field correction of, or field alert report with respect to, any Product manufactured by Developer and distributed by Marketer pursuant to this Agreement, whether or not such recall, withdrawal, field correction or field report has been requested or ordered by any governmental agency, Developer shall notify Marketer, and Marketer shall fully co-operate with Developer to implement the same. Developer shall make all statements to the media, including press releases and interviews for publication or broadcast. Marketer agrees to make no statement to the media, except to refer the media to the Developer for comment, unless otherwise required by law, and in




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any such event, Marketer shall cooperate with Developer on the content of any such statement. Developer shall indemnify Marketer against all reasonable and necessary costs and expenses which Marketer may incur as a result of any recall, withdrawal, field correction or field alert to the extent that it is the direct result of any fault or omission attributable to Developer. Marketer shall indemnify Developer against all reasonable and necessary costs and expenses which Developer may incur as a result of any recall, withdrawal, field correction or field alert to the extent that it is the direct result of any fault or omission attributable to Marketer.

5. Pricing and Payments.

     5.1  Transfer Prices.

          (a) The Transfer Prices for the Products set forth in Exhibit 1 shall be firm for the first Calendar Year of this Agreement excepting those markets designated "Profit Split Markets". Thereafter, the Parties shall meet annually to discuss changes to Transfer Prices for the Products. Any adjustment to the Transfer Prices of the Products shall be agreed upon in writing by both Parties.

          (b) In addition, Developer shall be allowed an annual inflationary adjustment to the Transfer Prices for demonstrable increases in raw material and/or labor costs. Such annual inflationary increases shall be limited to the lesser of the annual percentage increase for the most recent twelve (12) month period for which figures are available in the Consumer Price Index (CPI), issued by the Bureau of Labor Statistics, U.S. Department of Labor, or Marketer's annual inflationary price increase to end user customers.

     5.2 Invoice and Payment. Developer shall invoice Marketer upon shipment of Product. Marketer shall make payment by wire transfer net thirty (30) days from the date of Developer's invoice. Developer's invoice may be accompanied by copies of receipts or any other supporting information.

     5.3 Monthly Sales Reports. Not later than twenty (20) days after the last day of each month Marketer shall provide to Developer Net Sales information for each Product for the preceding month. Such report shall also detail for each purchase: i) the purchaser's name and identification number, and ii) the quantity and net price of each Product sent to the purchaser. Each Calendar Quarter, the Marketer shall provide a report of product sales by contract, if any, under which each purchase was made.

     5.4 Profit Splitting. The Parties may agree in some regions to split the gross margins, percentage to be agreed upon, dependent upon local competition. The Parties agree to negotiate these profit-splitting markets in good faith.





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

     5.5 Resale Product Prices. Marketer shall have sole discretion to set resale prices for Products purchased from Developer, however, Marketer's Net ASP of a Product shall not be less than the Marketer's Net Cost of said Product.

     5.6 Taxes. Any federal, state, county or municipal sales or use tax, excise, customs charges, duties or similar charge, or any other tax assessment (other than taxes assessed against Developer's income), license, fee, or other similar charge lawfully assessed or charged on the sale or transportation of Product sold shall be paid by Marketer.

     5.7 Audit of Marketer. Marketer shall keep and maintain books and records reasonably required to determine accurately Net Sales and amounts payable to Developer hereunder. Once per Calendar Year, Developer shall have the right, at its cost, to have audited Marketer's books and records kept pursuant to this Agreement to determine whether there was any mistake or impropriety in determining amounts payable to Developer by Marketer during the current or previous Calendar Year. Such audits shall be conducted by an independent auditing or accounting firm chosen by the auditing party and agreed to by the audited party, such agreement not to be unreasonably withheld. Any audit hereunder shall be preceded by no less than thirty (30) days' prior written notice of intent to audit, and shall be conducted during normal business hours, at an agreed upon date and time. The independent auditing or accounting firm may reveal to Developer only the existence and the amount of any discrepancy. If an audit reveals any underpayment or overpayment by Marketer, the Parties shall reconcile such discrepancy within fifteen (15) days from date of audit completion. If an audit reveals an underpayment greater than five (5%) between amounts due and amounts paid to Developer, then Marketer shall reimburse Developer for the cost of such audit. Marketer's books and records and any audit report shall be considered Confidential Information by Developer. If Developer decides to employ the use of an independent auditing or accounting firm pursuant to the terms of this Section 5.7, then such auditor shall execute a written confidentiality agreement with Marketer, which confidentiality agreement shall be at least as stringent as that provided herein. The scope of such auditor's report to the Developer shall be strictly limited to the scope of the audit permitted pursuant to the terms of this Agreement and a copy of such report shall be delivered to both Parties.

6.   Intellectual Property

     6.1 Proprietary Marks and Good Will. "Developer's Proprietary Marks" include all trademarks, trade names, and logotype employed by Developer and include, but are not limited to: i) the Maxxon safety syringe.

     Marketer agrees that its use of Developer's Proprietary Marks shall inure to the benefit of Developer. Marketer hereby: i) acknowledges the validity of Developer's Proprietary Marks; ii) acknowledges that Developer is the owner of Developer's Proprietary Marks and of all goodwill associated with Developer's Proprietary Marks or with the Products; iii) agrees not to acquire any interest in, infringe upon, contest, or take any other action to injure or to assist another to injure Developer's rights in Developer's Proprietary Marks; and iv) agrees that any interest which may be acquired by Marketer during the term of




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this Agreement or within one year thereafter in Developer's Proprietary Marks or in goodwill associated with Developer's Proprietary Marks or the Products, whether in the Territory or elsewhere, shall be acquired on behalf of and for the benefit of Developer and shall be assigned to Developer upon request at no charge.

         Marketer shall use Developer's Proprietary Marks only in connection with Developer's Products, and only during the term of this Agreement. Marketer shall seek to benefit from the goodwill associated with Developer's Proprietary Marks or the Products only during the term of this Agreement and only within the Territory. Marketer shall promptly report to Developer any violation of Developer's rights in Developer's Proprietary Marks or goodwill of which Marketer becomes aware.

7.       Term and Termination

         7.1 Term and Termination. Marketer's distribution obligations under this Agreement shall commence on the Effective Date and the initial term shall expire five (5) years from the end of the first month in which Marketer records commercial sales of a Product, provided, however, that in no event shall the initial term extend beyond June 30, 2009. The Agreement shall renew automatically for a subsequent three (3) year term (the "Second Term" ) if, twelve (12) months prior to the expiration of the initial term, Marketer has achieved total sales of at least eighty-five (85) percent of the cumulative forecasted sales as described in Exhibit 9.1. Upon renewal Marketer shall provide Developer with a five (5) year sales forecast which shall be at least equal to Marketer's annual sales level at the time of the renewal. Following the expiration of the subsequent three (3) year term the Agreement shall renew automatically for additional one (1) year terms unless terminated earlier by either Party pursuant to the terms of this Agreement.

         7.2 Termination By Developer. If Marketer fails to achieve the sales required for automatic renewal as described in Section 9.1, Developer may terminate this Agreement with twelve (12) months prior written notice. Twelve
(12) months prior to the expiration of the Second Term, or anytime thereafter, Developer may terminate this Agreement with twelve (12) months prior written notice.

         7.3 Termination for Breach. Either Party may terminate this Agreement upon sixty (60) days written notice of the other Party's breach of a material term or condition of this Agreement, provided that such termination shall not take effect if the other Party remedies such breach, to the terminating Party's reasonable satisfaction, within such sixty (60) day notice period.

         7.4 Termination for Insolvency. Either Party may terminate this Agreement by giving the other at least sixty (60) days prior written notice upon the bankruptcy or insolvency of the other Party.

         7.5 Termination Upon Acquisition. Either Party may terminate this Agreement by giving the other Party at least one hundred and twenty (120) days prior written notice following the acquisition by the other Party of a Third Party which makes, has made,




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uses, offers for sale, and/or sells products which directly compete with the
Products. In addition, either Party may terminate this Agreement by giving the other Party at least one hundred and twenty (120) days prior written notice following the acquisition of the other Party by a Third Party which makes, has made, uses, offers for sale, and/or sells products which directly compete with the Products.

         7.6  Effect of Termination.

             (a) Accrued Obligations. Except as otherwise provided, expiration or termination of this Agreement for any reason shall not release any party hereto from liability accrued under this Agreement prior to such expiration or termination, nor preclude either party hereto from pursuing any rights or remedies accrued prior to such expiration or termination or accrued at law or in equity with respect to any breach of this Agreement.

             (b) Inventory. Within thirty (30) days after the expiration or termination of this Agreement, Marketer shall use its reasonable efforts to provide Developer with a complete inventory list of Products in Marketer's possession or control. Within thirty (30) days after Developer's receipt of such inventory list, Developer may inspect Marketer's Product inventory and audit Marketer's records with respect to Product inventory during normal business hours and upon at least two (2) weeks prior notice. Marketer's records with respect to Product inventory shall be considered Confidential Information of Marketer by Developer.

             (c) Return of Materials. All trademarks, trade names, patents, formulas or other data, photographs, samples, literature, and sales and promotional aids of every kind provided by Developer shall remain the property of Developer. Within thirty (30) days after the effective date of termination of this Agreement, Marketer shall destroy all tangible items bearing, containing, or contained in, any of the foregoing, in its possession or control and provide written certification of such destruction, or prepare such tangible items for shipment to Developer, as Developer may direct, at Developer's expense. Marketer shall not make or retain any copies of any confidential items or information which may have been entrusted to it; however, Marketer may retain one copy of each such item or information received by it hereunder and notes regarding the same, provided that said copy shall be retained and used solely for compliance purposes and shall be held in Marketer's confidential file. Effective upon the termination of this Agreement, Marketer shall cease to use all trademarks and trade names of Developer related to Product in the Territory. During the term of this Agreement and after any termination or expiration of this Agreement, Developer shall have the right to continue to use and disclose for any purpose customer lists, customer data and other customer information and any and all clinical trial results and other data relating to the Product and provided by Marketer to Developer during the term of this Agreement.

             (d) Products. Upon termination of this Agreement, Developer shall have the option to repurchase from Marketer all or any portion of Products remaining in Marketer's inventory, FOB Marketer's facility, at the Transfer Prices paid by Marketer for those Products under first-in first-out accounting principles. Any Products tendered for repurchase by Marketer to Developer shall be in new and original condition and in Saleable Unit sizes. If this Agreement is terminated pursuant to Section 9.5, then Marketer shall have the right to market and distribute all remaining inventory in Marketer's possession as of the date of termination of this Agreement.

              (e) Transition. Upon termination of this Agreement, Marketer and Developer shall diligently cooperate to effect a smooth and orderly transition in the distribution of the Product in the Territory. From the time that a notice of termination is received by either party until the effective termination date, Marketer shall refer all Product inquiries to Developer and shall cooperate fully with any newly-appointed distributors.

              (f) No Renewal, Extension or Waiver. Acceptance of any order from, or sale of, any Product to Marketer after the date of termination of this Agreement shall not be construed as a renewal or extension hereof, or as a waiver of termination by Developer.

         7.7 Survival. The provisions of Sections 5.1, 5.4, 8.1 and 9.7, and Articles 4, 6, 7, 10, 11 and 12 shall survive the expiration or termination of this Agreement for any reason. Any other provisions of this Agreement contemplated by their terms to pertain to the period of time following termination or expiration of this Agreement shall survive.

8. Guarantees, Warranties and Indemnification.

         8.1 Developer Guarantees. Developer guarantees to Marketer that Products delivered to Marketer pursuant to this Agreement shall have been manufactured in accordance with all applicable state and federal laws and regulations, including cGMPs, pursuant to the terms and conditions of the Development and Manufacturing Agreement attached as Exhibit "A".

         8.2   Marketer Warranties.

         (a) Marketer warrants that it has full power and authority to enter into this Agreement and shall carry out the distributorship granted hereunder in good faith. Marketer further warrants that it has made no commitments inconsistent with this Agreement.

         (b) Marketer shall sell Products only in Saleable Units. Marketer shall not make any warranties or representations regarding the Products beyond those warranties and representations which are expressly issued or approved by Developer in writing or which are included in Developer's promotional or informational materials.

         (c) Marketer shall pass on to customers Developer's standard limited warranties and disclaimers. Marketer further agrees not to represent the Products in a manner that is inconsistent with the Products' label claims or the Product literature or to otherwise misrepresent the Products.

         (d) Marketer warrants that in the event that Marketer, during the term of this Agreement, obtains rights to needle technology by purchase, amalgamation, merger, or Business Combination Transaction, which rights would be infringed by the manufacture, use, offer for sale, or sale of Products by Developer, Marketer shall not assert such rights against Developer during the term of this Agreement and Marketer shall continue to meet its obligations under the terms of this Agreement.

         8.3  Developer Warranties.

              (a) Developer warrants that, it has full power and authority to enter into this Agreement and grant to Marketer the distributorship granted hereunder. Developer further warrants that it has made and shall make no commitments inconsistent with this Agreement.

              (b) Developer warrants that after due inquiry and to its best knowledge and belief, it has the right to make, use, offer for sale, and/or sell products that are within the scope of the Patent Rights.

              (c) Any warranty for the Products shall run directly from Developer to customers, notwithstanding the fact that customers may return Products to Marketer and not to Developer. Marketer shall not make any warranty or representation to any customer which is more protective of such customer than the warranties and/or representations provided by Developer. For purposes of clarification, the sole remedy of customers in the case of defective Product shall be that Developer shall replace such returned defective Product.

              (d) Developer's liability for failure of the Products to conform with any other implied warranty, express warranty or specification required for conformance with this Agreement shall be limited to a return of the purchase price paid by Marketer.

         8.4 Marketer Indemnification. Marketer shall indemnify, defend and hold Developer and its Affiliates and their officers, directors, employees, and representatives harmless from and against any and all Third Party claims, causes of action, suits, proceedings, losses, damages, demands, fees, expenses, fines, penalties and costs (including reasonable attorney's fees) arising out of, related to or in connection with: (a) the breach of Marketer's warranties, representations or covenants set forth in this Agreement; (b) any claim alleging noncompliance by Marketer with the Food, Drug and Cosmetic Act and the regulations promulgated thereunder; and/or (c) any wrongful or negligent acts or omissions on the part of Marketer's employees, agents or representatives, except to the extent caused by any wrongful or negligent acts or omissions on the part of Developer's employees, agents or representatives.

         8.5 Conditions of Indemnification. When seeking indemnification under this Agreement the Party seeking indemnification must, as a condition of indemnification, provide the indemnifying Party with: i) prompt notice of the reported or alleged defect, infringement, injury or claim; ii) the opportunity to investigate such claim, control the defense of such claim, and settle such claim at its discretion; iii) all information obtained by the Party seeking indemnification relating to any complaint or to any claimed or actual defect or deficiency regarding any Product, including, but not limited to, information relating to any legal proceeding involving Developer, involving any Product, or involving Marketer in connection with Marketer's relationship with Developer; and iv) such additional information and assistance as the indemnifying Party may reasonably require to defend against such claim. The indemnifying Party shall have the option to assume the other Party's defense in any such claim or suit with counsel reasonably satisfactory to the other Party. No settlement or compromise shall be binding on a Party hereto without its prior written consent, which consent shall not be unreasonably withheld. Each Party shall, to the extent allowed by law, regard as Confidential Information all matters referenced in this paragraph

         Except as otherwise provided, neither Party shall be liable for any special, incidental, indirect or consequential damages arising out of or relating to this Agreement; provided, however, this limitation shall not apply to losses arising from Third Party claims for which a party is indemnified under the terms of this agreement.

9. Confidentiality and Public Announcements.

         9.1 Confidentiality. The Parties acknowledge and agree that during the term of this Agreement, each of them and their Affiliates may exchange Confidential Information, and the disclosure and use of any such Confidential Information shall be governed by the provisions of this Article 11. Each Party shall use the Confidential Information of the other Party only for the purpose of the activities contemplated by this Agreement and shall not disclose such Confidential Information to a Third Party except in accordance with the provisions of this Agreement. The Parties shall ensure that their Affiliates keep all Confidential Information exchanged hereunder confidential in accordance with the provisions hereof as though the Affiliates were parties hereto. This provision shall remain in effect for a period of five (5) years after termination or expiration of this Agreement for all Confidential Information excluding trade secrets. Trade secrets shall be kept confidential by the Receiving Party (as defined in Section 11.2 hereof) according to the terms set forth in Section 11.2.

         9.2 Handling of Trade Secrets. During the course of its performance hereunder, a Party (the "Disclosing Party") may desire or be requested to disclose Confidential Information to the other Party (the "Receiving Party"), which the Disclosing Party considers a trade secret. In such event, the Disclosing Party first shall inform the Receiving Party, on a non-confidential basis, the general nature of the trade secret information. The Receiving Party shall have ten (10) days to decide whether it wishes to have such trade secrets disclosed to it and to inform the Disclosing Party in writing that it wishes to receive such a disclosure. Any trade secrets so disclosed between the Parties shall be marked "Trade Secret," and the Receiving Party shall not disclose or use such trade secret for the term of this Agreement and for a period of five
(5) years after the expiration or termination of this Agreement except asexpressly permitted under this Agreement. In the event the Disclosing Party discloses the trade secrets to the Receiving Party without written approval of the Receiving

Party and/or without appropriately marking such information as "Trade Secret" that trade secret shall be handled as Confidential Information under Section 11.1.

         9.3 Public Announcements. Marketer and Developer agree to mutually approve the text of an initial press release to be jointly issued announcing the execution of this Agreement or the consummation of the transactions contemplated hereby and to consult with each other prior to making any other public statement concerning this Agreement and the transactions contemplated by this Agreement which approval shall not be unreasonably withheld. However, following the approval of any such press release, the facts and matters contained in such press release shall no longer be deemed Confidential Information. The foregoing shall not be deemed to prevent either party from making any public disclosure which may be required of either party or its Affiliates under the federal securities laws or by the rules and regulations of any national securities exchange upon which the securities of either party or its Affiliates are traded. However, if a party is required to make such a disclosure, the disclosing party shall notify the other party and provide the disclosure and the rationale for it in writing to the other party at least thirty (30) days prior to making such disclosure. The other party shall have the opportunity to review that portion of the disclosure which references such party or this Agreement or the subject matter of this Agreement and suggest changes or deletions to protect the Confidential Information, competitive position or sensitive commercial information of such party. The disclosing party shall implement such suggested changes to the extent allowed by applicable law or regulation.

10.      Miscellaneous.

         10.1 Applicable Law. This Agreement shall be construed, interpreted and governed by the laws of the State of Oklahoma, except for choice of law rules.

         10.2 Alternative Dispute Resolution. The Parties agree that any dispute that arises in connection with this Agreement shall first be presented to the respective presidents of Developer and the Marketer, or their designees, for resolution. If no resolution is reached, then such dispute may be resolved by Alternative Dispute Resolution ("ADR") in the manner described in Exhibit 12.2.

         10.3 Force Majeure. Any delay in the performance of any of the duties or obligations of either Party hereto (except the payment of money) shall not be considered a breach of this Agreement and the time required for performance shall be extended for a period equal to the period of such delay, provided that such delay has been caused by or is the result of any acts of God, acts of the public enemy, insurrections, riots, embargoes, labor disputes, including strikes, lockouts, job actions, boycotts, fires, explosions, floods, shortages of qualified equipment, material or energy, or other unforeseeable causes beyond the control and without the fault or negligence of the Party so affected. The affected Party shall give prompt notice to the other Party of such cause, and shall take promptly whatever reasonable steps are necessary to relieve the effect of such cause. If such event prevents or will prevent performance of a material provision of this

Agreement by one Party for more than six (6) months, then the other party may immediately terminate this Agreement upon written notice to the non-performing Party.

         10.4 Independent Contractors. The relationship of Developer to Marketer established by this Agreement is that of an independent contractor. Nothing contained in this Agreement shall be construed to constitute Developer as a partner, agent or joint venturer with Marketer or as a participant in a joint or common undertaking with Marketer. Neither party has any express or implied right under this Agreement to assume or create any obligation on behalf of or in the name of the other party, or to bind the other party to any contract, agreement or undertaking with any Third Party, and no conduct of the parties shall be deemed to infer such right.

         10.5 Notices. All notices hereunder shall be delivered personally, or by registered or certified mail (postage prepaid), or by recognized private mail carrier or by facsimile with a confirmation copy sent by registered or certified mail (postage prepaid), to the following addresses of the respective Parties:


         If to Developer:

                 Maxxon, Inc.
                 9202 South Toledo Avenue
                 Tulsa, Oklahoma  74137
                 Attention: Gifford Mabie
                 Chief Executive Officer and President


         With a copy to:

                  Kaufman & Associates, PLLC
                  624 South Boston, 10th Floor
                  Tulsa, Oklahoma  74119
                  Attention: Ronald Kaufman

         If to Marketer:

                  Global Medical Tech, Inc.
                  1766 W. Sam Houston Pkwy N.
                  Houston, Texas  77043
                  Attention: Andy Hu

         With a copy to:

                  Global Medical Tech, Inc.
                  1766 W. Sam Houston Pkwy N.
                  Houston, Texas  77043

                  Attention: _________________

Notices shall be effective upon receipt if personally delivered or delivered by facsimile, or on the third business day following the date of mailing or the carrier receipt date if by private mail carrier. A Party may change its address listed above by notice to the other Party.

         10.6 Assignment. The Parties shall not assign this Agreement or any part thereof without the prior written consent of the other Party; provided, however, a Party may assign this Agreement to an Affiliate of such Party without consent of the other Party. Any permitted assignee shall assume all obligations of its assignor under this Agreement. No assignment shall relieve any Party of responsibility for the performance of any accrued obligation which such Party then has hereunder.

         10.7 Entire Agreement. This terms and conditions contained herein constitute the entire agreement between the Parties relating to the subject matter hereof and thereof and shall supersede all previous communications and/or agreements between the Parties with respect to the subject matter hereof and thereof, respectively. No course of dealing or usage of trade shall be used to modify the terms and conditions hereof.

         10.8 Severability. This Agreement is subject to the restrictions, limitations, terms and conditions of all applicable laws, governmental regulations, approvals and clearances. If any term or provision of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other term or provision hereof, and this Agreement shall be interpreted and construed as if such term or provision, to the extent the same shall have been held to be invalid, illegal or unenforceable, had never been contained herein

         10.9 Waiver - Modification of Agreement. No waiver or modification of any of the terms of this Agreement shall be valid unless in writing and signed by authorized representatives of both Parties. Failure by either Party to enforce any rights under this Agreement shall not be construed as a waiver of such rights nor shall a waiver by a Party in one or more instances be construed as constituting a continuing waiver or as a waiver in other instances.

         The Parties intending to be bound by the terms and conditions hereof have caused this Agreement to be signed by their duly authorized representatives on the date first above written.


GLOBE MEDICAL TECH, INC.                       MAXXON, INC.

By: /s/ Andy Hu                                By: /s/ Gifford Mabie
-------------------------                      ------------------------------
Andy Hu                                        Gifford Mabie
Title:  President                              Title:  President

                                  MAXXON, INC.

                                       AND

                            GLOBAL MEDICAL TECH, INC.

                  National Marketing and Distribution Agreement

                                    Exhibit 1

                         Distribution Margin Percentage



Calculation made as follows:

         (Net ASP - Transfer Price + Developer's Fee)/ Net ASP

Example:

         3cc Syringe
         -----------

         Net ASP = $.08

         Transfer Price = $.01

         Developer's Fee = $.02


(.08 - .01)+.02 / .08 = 1.1%

                                  MAXXON, INC.

                                       AND

                            GLOBAL MEDICAL TECH, INC.

                  National Marketing and Distribution Agreement


                                    Exhibit 2


                               Developer's Patent



Blood Collection Tube Holder                                     Issue Date

5,810,775         Cap Operated Retractable Medical Device        09/22/98

                             GLOBE MEDICAL TECH, INC

                                       AND

                                  MAXXON, INC.

                  National Marketing and Distribution Agreement

                                    Exhibit 3

                              Profit Split Example



Example 1

1.   Assume
Net ASP = _________/Unit
Profit Split begins when Distribution Margin is greater than ________and up to
----------.
Globe keeps all margin ________above Net ASP

2. Calculation:
Globe Pays Maxxon Transfer Price of: _______/Unit
Marketer Fee: ________/Unit
Net Cost to Globe is: ________/Unit
Distribution Margin: ________  -   ________= ________
Share of Distribution Margin to Globe= ________

Example 2

1.   Assume:
Net ASP = ________/Unit
Profit Split begins when Distribution Margin is greater than ________and up to
 --------
Globe keeps all margin _______above Net ASP

2. Calculation:
Globe Pays Maxxon Transfer Price of: ________/Unit
Marketer Fee: ________/Unit
Net Cost to Globe is: ________/Unit
Distribution Margin: _________  -   ________= ______
Share of Distribution Margin to Maxxon: (______  -   ______) x _____= _________
Share of Distribution Margin to Globe: ______  -  _______= _________

Example 3

1.   Assume:
Net ASP = ________/Unit
Profit Split begins when Distribution Margin is greater than ________and up to
 --------
Globe keeps all margin _______ above Net ASP

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as "xxxxx". The redacted information was separately filed with the Commission.



2. Calculation:
Globe Pays Maxxon Transfer Price of:  ______/Unit
Marketer Fee:  _________/Unit
Net Cost to Globe is:  ________/Unit
Distribution Margin:  _______  -   ________= ________
Share of Distribution Margin to Maxxon : (_______ -_______) x ____= ______ Share of Distribution Margin to Globe: ______ - _______= _______

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as "xxxxx". The redacted information was separately filed with the Commission.